Exhibit 5.1

Reed Smith LLP

112, avenue Kleber

75016 Paris

France

Téléphone : +33 (0)1 76 70 40 00

Fax: +33 (0)1 76 70 41 19

reedsmith.com

July 21 2023

Biophytis S.A.

Sorbonne University—BC 9, Bâtiment A 4ème étage

4 place Jussieu

75005 Paris, France

Ladies and Gentlemen:

1	INTRODUCTION AND PURPOSE

1.1	We have acted as French counsel to Biophytis SA, a société anonyme with a board of directors (société anonyme à conseil d’administration) incorporated under the laws of France and registered with the registre du commerce et des sociétés of Paris under number 492 002 225 (the “Company”), in connection with

(a)	the issuance by the Company of an aggregate of

(i)	50,500,000 ordinary shares of the Company, nominal value €0.01 per share (the “Ordinary Share”), to be represented by 505,000 American Depositary Share (the “ADSs”)

(ii)	828,334 pre-funded warrants (bons de souscription d’actions préfinancés or BSAPs) each giving right to purchase 100 Ordinary Shares (the “Pre-Funded Warrants”), for a total of 82,833,400 Ordinary Shares, to be represented by 828,334 ADSs,. The ADSs and the Prefunded Warrants are referred to as the “Offered Securities” and the offering of the Offered Securities is referred to as the “Offering.”

1.2	This communication is confidential and may be privileged or otherwise protected by work product immunity. Reed Smith LLP is a limited liability partnership registered in England and Wales with registered number OC303620. It is a law firm authorised and regulated by the Solicitors Regulation Authority. The term partner in relation to Reed Smith LLP is used to refer to a member of the LLP or an employee or consultant of Reed Smith LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Reed Smith LLP and of the non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, The Broadgate Tower, 20 Primrose Street, London EC2A 2RS, England or on www.reedsmith.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

1.3	Please refer to www.reedsmith.com for important information on Reed Smith LLP’s regulatory position.

1.4	In connection with the preparation and filing of a prospectus supplement to the Prospectus dated May 1, 2023 (Registration No. 333-271385) on Form F-3, we have been asked to provide opinions on certain matters, as set out below. We have taken instruction in this regard solely from the Company

2	FRENCH LAW

This opinion is limited to French law and is given on the basis that it will be governed by and construed in accordance with French law

3	SCOPE OF INQUIRY

For the purpose of this opinion, we have examined the documents listed and, where appropriate, defined in the Schedule to this opinion, and such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for giving this opinion.

4	ASSUMPTIONS

In rendering this letter of opinion, we have without verification assumed that:

4.1	all copy documents conform to the originals and all originals are genuine, complete and up-to-date;

4.2	each signature is the genuine signature of the individual concerned;

4.3	the extrait K-bis, the certificat en matière de procédures collectives and the copy of the statuts of the Company examined by us are complete and up-to-date;

4.4	the Placement Agreement and the Deposit Agreement constitute legally binding, valid and enforceable obligations of each party thereto (other than the Company) under all applicable laws, in particular the laws of the State of New York by which they are expressed to be governed;

4.5	the offering restrictions contained in the Placement Agreement, Subscription Agreement and the Prospectus Supplement have been and will be complied with.

5	OPINION

Based on the documents referred to in the Schedule and the assumptions in paragraph 4 above and subject to the qualifications in paragraph 6 and to any matters not disclosed to us, we are of the opinion that

5.1	Upon (i) full payment of their respective subscription price in the manner contemplated by the Placement Agreement and the Subscription Agreements and (ii) issuance of the depositary certificate (certificat du depositaire) required by article L.225-146 of the French Commercial Code, by the Centralizing Bank for the total amount of the subscriptions for the Ordinary Shares as provided therein, the Ordinary Shares and the Pre-Funded Warrants will be validly issued, fully paid and non-assessable;

5.2	The Pre-Funded Warrants, when issued and sold by the Company and delivered by the Company in accordance with the terms of the Pre-Funded Warrants, will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5.3	Following the valid issuance of the Pre-Funded Warrants in accordance with paragraph 5.1, and upon valid exercise of the Pre-Funded Warrants in accordance with their terms, in particular upon payment in full of the relevant subscription price for the new Ordinary Shares and delivery of the new Ordinary Shares to be issued as a result of exercise of the Pre-Funded Warrants, such new Ordinary Shares issued or to be issued as a result of the exercise of the Pre-Funded Warrants will be validly issued, fully paid up and non-assessable;

6	QUALIFICATIONS

The opinions expressed in Section 6 (Statements of Opinion) are subject to the following qualifications:

6.1	without limiting the generality of the foregoing, we have made no investigation as to the accuracy and exhaustiveness of the facts (including statements of foreign law) contained in any of the documents listed in the Schedule to this opinion;

6.2	this opinion is subject to any limitation arising from ad hoc mandate (mandat ad hoc), conciliation (conciliation), accelerated safeguard (sauvegarde accélérée), accelerated financial safeguard (sauvegarde financière accélérée), safeguard (sauvegarde), judicial reorganisation (redressement judiciaire), judicial liquidation (liquidation judiciaire) (including a provision that creditors’ proofs ofdebts denominated in foreign currencies would be converted into euros at the rate applicable on the date of the court decision instituting the accelerated safeguard (sauvegarde accélérée), the accelerated financial safeguard (sauvegarde financière accélérée), the safeguard (sauvegarde), the judicial reorganisation (redressement judiciaire) and the judicial liquidation (liquidation judiciaire) proceedings), insolvency, moratorium and other laws of general application affecting the rights of creditors; and

6.3	it should be noted that notice of any change affecting the status of the Company may not be filed immediately with the Registre du commerce et des sociétés and as a consequence may not immediately appear on the extrait K-bis. It should also be noted that the opening of ad hoc mandate (mandat ad hoc) or conciliation (conciliation) proceedings never appears on such document;

7	COMMUNICATION OF OPINION

7.1	This opinion is addressed to you in connection with the Registration Statement.

7.2	We hereby consent to the filing with the U.S. Securities and Exchange Commission (the “Commission”) of this opinion as Exhibit 5.1 to the Prospectus Supplement on Form F-3, Registration No. 333-271385 (the “Prospectus Supplement”) and to the reference to Reed Smith LLP under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Reed Smith LLP
Reed Smith LLP

SCHEDULE 1 DOCUMENTATION REVIEWED

1	A copy of the statuts of the Company as at July 20 2023.

2	The Extrait K-bis relating to the Company, issued by the Registre du commerce et des sociétés of Paris dated July 20, 2023.

3	The certificat en matière de procédures collectives of the Company issued by the Registre du commerce et des sociétés of Paris delivered on July 20, 2023.

4	A copy of the resolutions of the Combined General Meeting of shareholders (Assemblée Générale Mixte des actionnaires) of the Company passed on May April 17, 2023, authorising the issue of the Offered Securities by capital increase without preferential rights to existing shareholders.

5	A copy of the decisions of the Board of Directors (Conseil d’Administration) of the Company passed on July 4, 2023 deciding on the principle of the issuance of the Offered Securities.

6	A copy of the decisions of the Chief Executive officer (Directeur Général) of the Company dated 18 July 2023 deciding on the pricing of the Offering and the issuance of the offered securities

7	A copy of the Prospectus Supplement

8	A copy of the Placement Agreement

9	A copy of the Subscription Agreement

10	A copy of the Deposit Agreement.